Exhibit 99.1

SRS LABS, INC.

Consolidated Financial Statements

December 31, 2011

SRS LABS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

SRS Labs, Inc.

Santa Ana, California

We have audited the accompanying consolidated balance sheets of SRS Labs, Inc. and Subsidiaries (collectively the Company) as of December 31, 2011 and 2010, and the related consolidated income statements, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011, and the financial statement schedule of the Company listed in Item 15(2). We also have audited the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Report on Internal Controls over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SRS Labs, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America, and in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

March 14, 2012

SRS LABS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$5,850,224	$10,697,827
Accounts receivable, net	1,430,997	1,191,847
Prepaid expenses and other current assets	1,804,610	1,069,900
Short-term investments	27,837,000	19,033,000
Total Current Assets	36,922,831	31,992,574

Long-term investments	4,626,763	13,323,000
Property and equipment, net	1,247,343	672,220
Intangible assets, net	2,518,041	2,761,432
Deferred income taxes, net	11,782,197	8,597,619
Total Assets	$57,097,175	$57,346,845
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$556,342	$516,470
Accrued liabilities	2,079,555	1,434,970
Deferred revenue	360,004	601,825
Total Current Liabilities	2,995,901	2,553,265

Commitments and contingencies (Note 4)

Stockholders’ Equity
Preferred stock—$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.001 par value; 56,000,000 shares authorized; 15,154,926 shares issued and 14,306,695 shares outstanding at December 31, 2011 and 14,807,070 shares issued and outstanding at December 31, 2010	15,156	14,808
Additional paid-in capital	72,615,408	68,520,878
Treasury stock at cost, 848,231 shares at December 31, 2011	(5,905,422)	—
Accumulated deficit	(12,623,868)	(13,742,106)
Total Stockholders’ Equity	54,101,274	54,793,580
Total Liabilities and Stockholders’ Equity	$57,097,175	$57,346,845

See accompanying notes to the consolidated financial statements

SRS LABS, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

	Years Ended December 31,
	2011	2010	2009
Revenues	$32,870,159	$31,220,389	$24,964,577
Cost of sales	776,695	349,621	285,543
Gross profit	32,093,464	30,870,768	24,679,034
Operating expenses:
Sales and marketing	14,929,976	13,470,852	11,415,115
Research and development	8,849,119	8,060,246	5,721,195
General and administrative	7,395,326	6,526,171	5,656,616
Total operating expenses	31,174,421	28,057,269	22,792,926
Operating income	919,043	2,813,499	1,886,108
Other income	209,920	245,127	347,528
Income before income taxes	1,128,963	3,058,626	2,233,636
Income taxes	10,725	52,153	98,006
Net income	$1,118,238	$3,006,473	$2,135,630
Net income per common share:
Basic	$0.08	$0.20	$0.15
Diluted	$0.07	$0.19	$0.14
Weighted average shares used in the per share calculation:
Basic	14,748,666	14,670,751	14,460,490
Diluted	15,472,084	15,602,051	14,813,372

See accompanying notes to consolidated financial statements

SRS LABS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In	Accumulated	Treasury
	Shares	Amount	Capital	Deficit	Stock	Total

BALANCE, December 31, 2008	14,419,418	14,420	62,639,075	(18,884,209)	—	43,769,286
Proceeds from exercise of stock options	144,297	145	533,205	—	—	533,350
Share-based compensation	—	—	1,956,057	—	—	1,956,057
Net income	—	—	—	2,135,630	—	2,135,630
BALANCE, December 31, 2009	14, 563,715	14,565	65,128,337	(16,748,579)	—	48,394,323
Proceeds from exercise of stock options	243,355	243	1,138,811	—	—	1,139,054
Share-based compensation	—	—	2,253,730	—	—	2,253,730
Net income	—	—	—	3,006,473	—	3,006,473
BALANCE, December 31, 2010	14,807,070	$14,808	$68,520,878	$(13,742,106)	—	$54,793,580
Proceeds from exercise of stock options	347,856	348	1,598,900	—	—	1,599,248
Share-based compensation	—	—	2,495,630	—	—	2,495,630
Purchase of treasury stock	(848,231)	—	—	—	(5,905,422)	(5,905,422)
Net income	—	—	—	1,118,238	—	1,118,238
BALANCE, December 31, 2011	14,306,695	$15,156	$72,615,408	$(12,623,868)	(5,905,422)	$54,101,274

See accompanying notes to consolidated financial statements

SRS LABS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities:
Net income	$1,118,238	$3,006,473	$2,135,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,117,366	953,188	704,718
Provision for doubtful accounts	34,078	—	47,527
Deferred taxes	(3,184,578)	(2,966,177)	(2,160,021)
Share-based compensation	2,495,630	2,253,730	1,956,057
Loss on disposition of furniture, fixtures and equipment	—	—	14,818
Write-off of intangible assets	—	12,500	13,149
Changes in operating assets and liabilities:
Accounts receivable	(273,228)	(1,012,733)	106,070
Prepaid expenses and other current assets	(734,710)	77,250	(283,056)
Accounts payable	39,872	(66,687)	268,775
Accrued liabilities	644,585	(142,920)	581,623
Deferred revenue	(241,821)	(591,629)	(608,570)
Net cash provided by operating activities	1,015,432	1,522,995	2,776,720
Cash Flows from Investing Activities:
Purchase of short and long-term investments	(19,488,763)	(40,822,000)	(5,665,000)
Proceeds from short and long-term investments	19,381,000	21,967,000	—
Purchase of property and equipment	(991,205)	(363,957)	(417,191)
Expenditures related to intangible assets	(457,893)	(733,429)	(856,402)
Proceeds from sale of property and equipment	—	—	17,600
Net cash used in investing activities	(1,556,861)	(19,952,386)	(6,920,993)
Cash Flows from Financing Activities:
Purchase of treasury stock	(5,905,422)	—	—
Proceeds from exercise of stock options	1,599,248	1,139,054	533,350
Net cash (used in) provided by financing activities	(4,306,174)	1,139,054	533,350
Net Decrease in Cash and Cash Equivalents	(4,847,603)	(17,290,337)	(3,610,923)
Cash and Cash Equivalents, Beginning of Year	10,697,827	27,988,164	31,599,087
Cash and Cash Equivalents, End of Year	$5,850,224	$10,697,827	$27,988,164
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Income taxes	$3,039,150	$2,840,844	$2,203,771

See accompanying notes to consolidated financial statements

SRS LABS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Significant Accounting Policies

Organization

SRS Labs, Inc. (collectively with its subsidiaries, the “Company,” “SRS Labs,” “SRS”, “us”, “we” or “our”) is the recognized global leader in the practical application of psychoacoustics, the science behind how the human ear operates, and in the post processing portion of the market for audio delivery.  Our award-winning audio enhancement technologies and solutions dramatically restore audio and voice to its natural state, the way it was originally recorded, in both dimension and clarity, thus providing a superior consumer experience for a wide variety of consumer electronic devices such as televisions, personal computers and mobile phones.

Our operations are conducted through SRS Labs, Inc., the parent company, and its wholly-owned subsidiaries, SRSWOWcast.com, Inc., Shenzhen Representative Office of SRS Labs, Inc. (a Chinese company), Shanghai Representative Office of SRS Labs, Inc. (a Chinese company) and SRS Labs Japan, KK (a Japanese company). Our business is focused on developing and licensing audio, voice and surround sound technology solutions to many of the world’s leading original equipment manufacturers (“OEMs”), original design manufacturers (“ODMs”), software providers and semiconductor companies, and limited sales and marketing of stand-alone software and hardware products through the Internet.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the Company and its wholly-owned subsidiaries after elimination of all intercompany accounts and transactions.  Certain amounts in the notes to the consolidated financial statements have been reclassified in order to conform to the current year presentation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported revenues and expenses during the reporting periods. Some of the estimates needed to be made by management include the allowance for doubtful accounts, estimated useful lives of property and equipment and intangible assets, valuation of equity instruments associated with share-based compensation and the valuation allowance for the Company’s deferred tax asset. Actual results could materially differ from these estimates.

Cash and Cash Equivalents; Short-term and Long-term Investments

Cash and cash equivalents generally consist of cash, certificates of deposit, and money market funds with original maturities of three months or less.  The money market funds are primarily invested in U.S. government obligations.  Short-term investments consist of certificates of deposit and U.S. treasury bills that mature within one year.  Long-term investments consist of certificates of deposit of approximately $6.5 million that mature beyond one year and an investment in a long-term fund, which invests in foreign start-up companies, principally based in China.  We have a total capital commitment up to $1.0 million in connection with this fund, and our investment in this fund as of December 2011 totaled $442,763.  All of the certificates of deposit are fully insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Company has not experienced any losses on its short and long-term investments.  Investments are held at cost and the Company intends to hold them until maturity.

Accounts Receivable and Allowance for Doubtful Accounts

The Company makes periodic evaluations of the creditworthiness of its customers and manages its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral.  The Company maintains an allowance for estimated uncollectible accounts receivable, as appropriate, and such losses have historically been minimal and within management’s expectations.  Accounts receivable are presented net of the allowance for estimated uncollectible accounts of $80,766 and $46,687 as of December 31, 2011 and 2010, respectively.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. The cost of additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation and amortization are calculated using the straight-line method, which amortizes cost over the lesser of the estimated useful lives of the respective assets or the term of the related lease. Useful lives range from two to five years.

Intangible Assets

Costs paid by the Company related to the establishment, transfer and purchase of patents and other intangibles, primarily legal costs, are capitalized and amortized, depending on the estimated useful life of the technology patented. These assets are being amortized using the straight line method over three to ten years.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives.  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Based upon the most recent assessment as of December 31, 2011, management has determined there was no impairment in the carrying value of long-lived assets.

Revenue Recognition

Our license agreements typically have multi-year or automatic renewal terms, and either require: (a) per-unit royalty payments for all products implementing our technologies and/or solutions; (b) fixed annual or quarterly royalty payments; or (c) a minimum fixed annual or quarterly royalty payment, which allow the licensee to ship up to a pre-determined number of units during the specified time period, with additional per-unit royalty payments thereafter.  Royalties for per-unit arrangements are reported in the quarter following shipment of the consumer electronics device and are therefore recognized by us generally one quarter following shipment by the OEM.  Revenues associated with fixed royalty payments are generally recognized ratably over the term of the agreement.  We also sell some of our products and solutions via the Internet.  Revenues associated with those sales are recognized upon shipment and are not material.

Research and Development

Research and development expenses include costs and expenses associated with the development of our design methodology and the design and development of new products, including initial nonrecurring engineering and product verification charges. Research and development is expensed as incurred.

Income Taxes

Deferred taxes on income result from temporary differences between the reporting of income for financial statement and tax reporting purposes. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

We provide tax contingencies, if any, for federal, state, local and international exposures relating to potential audits, tax planning initiatives and compliance responsibilities.  The development of these reserves requires judgments about tax issues, potential outcomes and timing.  Although the outcome of these tax matters is uncertain, in management’s opinion adequate provisions for income taxes have been made for potential liabilities emanating from these reviews.  If actual outcomes differ materially from these estimates, they could have a material impact on our results of operations.  The Company is not currently under examination by any taxing authority.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each year. Diluted net income per common share reflects the maximum dilution, based on the average price of our common stock each period and is computed similar to basic income per share except that the denominator is increased to include the number of additional shares that would have been outstanding if potentially dilutive stock options had been exercised.

Basic and diluted net income per share for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Years Ended December 31,
	2011	2010	2009
BASIC EPS
Numerator:
Net income	$1,118,238	$3,006,473	$2,135,630
Denominator: Weighted average common shares outstanding	14,748,666	14,670,751	14,460,490
Net income per share	$0.08	$0.20	$0.15
DILUTED EPS
Numerator:
Net income	$1,118,238	$3,006,473	$2,135,630
Denominator: Weighted average common shares outstanding	14,748,666	14,670,751	14,460,490
Common equivalent shares outstanding: Dilutive options	723,418	931,300	352,882
Total diluted common shares	15,472,084	15,602,051	14,813,372
Net income per share	$0.07	$0.19	$0.14

There were options outstanding at December 31, 2011, 2010 and 2009 to purchase 2,490,537, 2,045,710 and 2,311,784 shares of the Company’s common stock, respectively, which were not included above because they would be anti-dilutive.

Share-Based Compensation

The Company measures all employee share-based compensation awards using a fair-value method and records such expense in the consolidated financial statements over the requisite service period. We recorded share-based compensation expense of $2,495,630, $2,253,730 and $1,956,057in 2011, 2010, and 2009, respectively. See Note 6.

Fair Value of Financial Instruments

The Company measures the fair value of applicable financial and non-financial assets based on the following levels of inputs.

•                  Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•                  Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•                  Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

The hierarchy noted above requires us to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value.

Financial assets carried at fair value as of December 31, 2011 are classified below:

	Level 1	Level 2	Level 3	Total
Money market funds	$3,235,000	$—	$—	$3,235,000
Total	$3,235,000	$—	$—	$3,235,000

Financial assets carried at fair value as of December 31, 2010 are classified below:

	Level 1	Level 2	Level 3	Total
Money market funds	$8,400,000	$—	$—	$8,400,000
Total	$8,400,000	$—	$—	$8,400,000

Customer Concentration

For fiscal year 2011, 2010 and 2009, Samsung accounted for approximately 40%, 38% and 39%, respectively, of our consolidated revenues.  Given the significant amount of revenues derived from Samsung, the loss of that customer or the uncollectibility of related receivables could have a material adverse effect on our consolidated financial condition and consolidated results of operations.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents, investments and accounts receivable. Due to the relatively short nature of such investments, the carrying amount approximates fair value. The Company places its cash in banks and its cash equivalents in certificates of deposit and money market funds at certain financial institutions and such balances are in excess of amounts insured by federal agencies. The Company does not believe that it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships. The Company performs periodic evaluations of the relative credit standing of these financial institutions.  The Company has not experienced any significant losses on its cash equivalents or investments.

The Company’s accounts receivable are derived from sales to OEMs, ODMs and platform partners primarily in Asia, North America and Europe. Customers’ headquarters geographically located in the Asia markets accounted for approximately 69%, 74% and 72% of the Company’s revenues in 2011, 2010 and 2009, respectively, and are expected to continue to account for a substantial percentage of revenues in the future.

Subsequent Events

Management has evaluated events subsequent to December 31, 2011 through the date the accompanying consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

2. Property and Equipment

Property and equipment, net, consist of the following:

	December 31,
	2011	2010
Property and equipment	1,035,664	$677,715
Computer equipment	696,915	686,164
Leasehold improvements	1,024,009	502,234
	2,756,588	1,866,113
Less accumulated depreciation and amortization	(1,509,245)	(1,193,893)
	$1,247,343	$672,220

Depreciation and amortization expense for property and equipment totaling $414,942, $291,531 and $208,901 for the years ended December 31, 2011, 2010 and 2009, respectively, is reflected in general and administrative expenses.

3. Intangible Assets

Intangible assets, net consist of the following:

	December 31,
	2011	2010
Patents	$4,750,888	$4,467,542
Accumulated amortization	(2,756,169)	(2,399,801)
Patents, net	1,994,719	2,067,741
Other intangibles:
License agreements acquired in purchase of SRSWOWcast	640,071	640,071
Capitalized software and hardware for several technologies	1,212,632	1,038,084
Total other intangibles	1,852,703	1,678,155
Accumulated amortization, other intangibles	(1,329,381)	(984,463)
Other intangibles, net	523,322	693,692
Intangible assets, net	$2,518,041	$2,761,432

Amortization periods range from three to ten years depending on the estimated useful life of the asset. Amortization expense consists of the following:

	Years Ended December 31,
	2011	2010	2009
Patents	$356,367	$327,050	$287,232
Other intangibles:
License agreements acquired in purchase of SRSWOWcast	64,007	64,007	64,007
Capitalized software and hardware for several technologies	282,050	283,111	144,579
Total intangible amortization expense	$702,424	$674,168	$495,818

As of December 31, 2011, the weighted average remaining useful life of the Company’s patents and intangible assets was approximately 5 years. The following table shows the estimated amortization expense for those assets for each of the five succeeding fiscal years and thereafter.

Years Ending December 31,
2012	$681,332
2013	492,324
2014	335,178
2015	277,329
2016	240,535
Thereafter	491,343
Total	$2,518,041

4. Commitments and Contingencies

Leases

The Company leases office space and certain equipment under non-cancelable operating leases expiring through 2016. The Company leases its corporate office located in Santa Ana, California, under a lease agreement with Daimler Commerce Partners, L.P., a partnership that is affiliated with a principal stockholder, who is also an executive officer and a director, of the Company, through May 2013. We paid rent of $245,232, $238,680 and $238,680 in 2011, 2010 and 2009, respectively, under this lease agreement.  In February 2011, the Company entered into a new lease with Daimler Commerce Partners, L.P. to expand our corporate headquarters. The lease is for a term of five years and covers an additional 11,700 square foot facility, consisting of office space adjacent to our existing facilities.

In 2011, we also expanded our European presence and entered into a new office lease in Budapest, Hungary.  The lease is for a term of 12 months and expires in September 2012.  Additionally, we lease space in Tokyo, Japan, Taipei, Taiwan, Shanghai, China and Shenzhen, China.  In total, we paid rent of $505,850, $442,080 and $426,651 during 2011, 2010 and 2009, respectively, for all of our facilities.

We believe that our current facilities are adequate to support our current requirements.

Future annual minimum lease payments under non-cancelable operating leases for the remaining periods at December 31, are as follows:

Years Ending December 31,	Facility	Office Equipment	Total
2012	$538,915	$32,015	$570,930
2013	377,869	26,679	404,548
2014	186,596	—	186,596
2015	101,088	—	101,088
2016	25,272	—	25,272
Total	$1,229,740	$58,694	$1,288,434

Litigation

From time to time, we may be involved in litigation matters and disputes arising in the normal course of business. Any such matters and disputes could be costly and time consuming, subject us to damages or equitable remedies, and divert our management and key personnel from our business operations.  While the outcome of these proceedings and claims cannot be predicted, we currently are not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, is expected to have a material adverse effect on the Company’s consolidated financial position or results of operations.

Indemnifications

The Company enters into standard license agreements in its ordinary course of business. Pursuant to these agreements, the Company agrees to indemnify its customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to the Company’s products. These agreements generally have perpetual terms. The maximum amount of indemnification the Company could be required to make under these agreements is generally limited to the license fees received by the Company. The Company estimates the fair value of its indemnification obligation as insignificant, based upon its history of litigation concerning product and patent infringement claims. Accordingly, the Company has no recorded liabilities for indemnification under these agreements as of December 31, 2011 and 2010.

The Company has agreements whereby its officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a directors’ and officers’ insurance policy that reduces its exposure and enables the Company to recover a portion of any future amounts paid. As a result of the insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Currently, the Company has no recorded liabilities for these agreements as of December 31, 2011 and 2010.

Warranties

The Company offers its customers a warranty that its software products will substantially conform to their functional specifications. To date, there have been no payments or material costs incurred related to fulfilling these warranty obligations. Accordingly, the Company has no recorded liabilities for these warranties as of December 31, 2011 and 2010.

Employment Contracts

The Company has employment agreements with its Chief Executive Officer and its Chief Technology Officer (collectively “Agreements”). Each of the Agreements was entered into for an initial term that has since expired and all are now automatically renewed annually on various anniversary dates. Under the terms of each of the Agreements, the Company may be obligated to pay a severance payment ranging from one to two years of the respective employee’s base salary, depending on the date of termination, if the employee is terminated by the Company without cause.

Amended and Restated Change in Control Plan

The Compensation Committee of the Board, the sponsor of the Company’s Amended and Restated Change in Control Protection Plan (the “Change in Control Plan”), has designated certain of its executive officers as participants in the Change in Control Plan. The Change in Control Plan generally provides that if a participant’s employment is terminated without cause or if the participant resigns for good reason during a two-year period following a change in control, as defined in the Change in Control Plan, the participant will be entitled to receive a severance payment. Under the Change in Control Plan, the size of the severance payment that would be due to a participant upon the occurrence of a covered termination ranges from to one to two times the participant’s base salary then in effect immediately prior to the change in control, depending on the participant’s position with the Company, plus the cash bonus and commissions actually paid to the participant during the last completed calendar year before the change in control.. The Change in Control Plan also provides that the Company will pay a participant’s COBRA premiums for a period of 18 months following a covered termination.

5. Income Taxes

The components of income from continuing operations before income taxes are as follows:

	Years Ended December 31,
	2011	2010	2009
United States	$1,128,963	$3,058,626	$2,233,636

All licensing agreements are entered into between SRS Labs, Inc. and the licensee.  Some of our licensees are located in foreign countries and, accordingly, they may be obligated to withhold foreign taxes based upon local and country requirements of the taxing authority.  However, for our income tax purposes, all income is deemed to be sourced in the United States, regardless of the location of the licensee.

The provision for income taxes on continuing operations consists of the following:

	Years Ended December 31,
	2011		2010	2009
Current:
Federal	$—		$—	$—
State	1,600		41,195	98,006
Foreign	3,193,774		2,977,135	2,160,021
Total	3,195,374		3,018,330	2,258,027
Deferred:
Federal	(2,042,521)		(2,258,217)	(1,528,883)
State	(334,482)		—	—
Foreign	—		—	—
Change in valuation allowance, net	(807,646	)(1)	(707,960)	(631,138)
Total	(3,184,649)		(2,966,177)	(2,160,021)
Total income tax provision	$10,725		$52,153	$98,006

(1) The expiration of the capital loss carry forwards in 2011 have been netted with the change in the valuation allowance.

The reconciliation of the income tax expense computed at U.S. federal statutory rates to the provision for income taxes is as follows:

	Year Ended December 31,
	2011	2010	2009
Tax at U.S. federal statutory rates	$392,537	$1,039,284	$759,436
State income taxes, net of federal benefit	1,600	1,600	130,320
Nondeductible expenses	98,326	55,448	39,433
Change in valuation allowance, net	(7,267,907)	(707,960)	(631,138)
Research and development credit	(386,853)	(332,317)	(199,984)
Foreign tax rate differential and other	576,329	(3,902)	(61)
Expiration of Capital Loss Carryforward	6,596,693	—	—
Total income tax expense	$10,725	$52,153	$98,006

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2011	2010
Deferred tax assets:
Depreciation and amortization	$406,415	$650,942
Accruals	363,482	416,531
Net operating loss carryforwards	—	—
Tax credit carryforwards	13,386,231	10,765,835
Capital loss carryforwards	—	6,460,261
Other	2,963,365	2,909,253
Valuation allowance	(5,337,296)	(12,605,203)
Total net deferred tax assets	$11,782,197	$8,597,619

The Company has federal and state net operating loss carryforwards at December 31, 2011 of $2,016,278 and $5,598,942, respectively.  Such net operating losses relate to excess tax benefits and have not been recognized.  These net operating loss carryforwards will begin to expire in 2014 and will continue to expire through 2027. The Company also has federal and state research credits of approximately $1,635,797 and $353,638, respectively, which will begin to expire in 2012 and will continue to expire through 2030 for federal purpose and can be carried forward indefinitely for state purposes. In addition, the Company has federal foreign tax credit carryforwards of $13,294,856 at December 31, 2011, which will begin to expire in 2014 and will continue to expire through 2019.

As of December 31, 2011, a valuation allowance of $5,337,296 has been provided based on the Company’s assessment of the future realizability of deferred tax assets. The valuation allowance on deferred tax assets relates to future deductible temporary differences, foreign tax credit carryforwards, research and development credit carryforwards, and net operating loss carryforwards for which the Company has concluded it is more likely than not that these items will not be realized in the ordinary course of operations. Management periodically evaluates the recoverability of the deferred tax assets and recognizes the tax benefit only as reassessment demonstrates they are realizable. At such time it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance is adjusted. This assessment is based on projections of future taxable income, which is impacted in future periods by income before taxes and stock option exercises. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if actual future earnings are lower than estimated, or if there are differences in the timing or amount of future reversals of existing taxable temporary differences.

The use of loss carryforwards and tax credit carry forwards may become limited in the event of an ownership change as defined under Internal Revenue Code section 382. The Company commissioned a section 382 study in 2008, which confirmed that there have been no ownership changes through 2007.  Further, due to a change in California tax law in fiscal year 2008, net operating loss carryforwards may not be used in 2008, 2009, 2010 and 2011 and research and development credits were limited to fifty percent of the Company’s net tax in 2008 and 2009.

As of December 31, 2011, the Company has not recognized liabilities for penalty and interest as the Company does not have liability for unrecognized tax benefits. The tax years 2007 through 2010 remain open to examination by the major taxing jurisdictions.

Revenue is recognized gross of foreign withholding taxes that are remitted by our licensees directly to foreign tax authorities. Withholding taxes were $3.0 million, $2.9 million and $2.2 million in 2011, 2010 and 2009, respectively.

6. Stockholders’ Equity and Share-Based Compensation

Stock Award/Option Plans

In July 1996, the Board adopted and the Company’s stockholders approved the 1996 Long-Term Incentive Plan (as amended and restated, the “1996 Plan”), for which 1,000,000 shares of the Company’s common stock were initially reserved for issuance to officers, employees and consultants of the Company. The number of shares reserved for issuance under the 1996 Plan was increased in June 1997, June 1998, June 2000 and June 2003 by 1,000,000, 2,500,000, 2,500,000 and 1,500,000 shares, respectively.  The Compensation Committee or, in the absence of a Compensation Committee, the Board, as a whole, has been appointed to administer the 1996 Plan. Options issued under the 1996 Plan vest in the manner prescribed by the Compensation Committee or the Board, as applicable. As of December 31, 2011, options to purchase 759,734 shares of the Company’s common stock were outstanding under the 1996 Plan. No additional options have been, or will be, granted under the 1996 Plan since the date of stockholder approval of the 2006 Plan (defined below).

In July 1996, the Board adopted and the Company’s stockholders approved the 1996 Non-employee Directors Stock Option Plan (the “Non-employee Directors Plan”), a non-discretionary formula plan for which 120,000 shares of the Company’s common stock were reserved for issuance to the Company’s non-employee directors. A committee consisting of all directors who are not eligible to participate in the Non-employee Directors Plan administers the Non-employee Directors Plan. With the exception of the initial option granted to a non-employee director, which vests immediately, options granted under the Non-employee Directors Plan vest over a three-year period, the first installment vesting on the date of grant. In June 1999, the Company’s stockholders approved the Amended and Restated 1996 Non-employee Directors’ Stock Option Plan (the “Amended Non-employee Directors Plan”). Among the changes set forth in the Amended Non-employee Directors Plan was to increase by 130,000 the number of shares of common stock that may be issued under the plan. In June 2001, the Board adopted and the Company’s stockholders approved an amendment to the Amended Non-employee Directors Plan to increase the number of shares reserved for issuance under the plan by 250,000. As of December 31, 2011, options to purchase 172,500 shares of common stock were outstanding under the Amended Non-employee Directors Plan. There are 250,000 shares of common stock available for grant under the Non-employee Directors Plan as of December 31, 2011.

The 2006 Stock Incentive Plan (the “2006 Plan”) was adopted effective June 22, 2006.  1,500,000 shares of the Company’s common stock were initially reserved for issuance under the 2006 Plan. Either the Board or a committee appointed by the Board (the “Committee”) will administer the 2006 Plan. The Compensation Committee is currently acting as the Committee for purposes of the 2006 Plan. Under the 2006 Plan, the Committee may grant options that are intended to qualify as incentive stock options. Additionally, the Committee may also grant share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units, and performance awards. The vesting period is dependent on the type of award granted and may be determined by the Committee. In June 2008, June 2010 and June 2011, the number of shares reserved for issuance under the 2006 Plan was increased by 1,750,000 shares, 1,000,000 shares and 750,000 shares, respectively,  As of December 31, 2011, options to purchase 3,996,593 shares of common stock were outstanding under the 2006 Plan. There are 839,581 shares of common stock available for grant under the 2006 Plan as of December 31, 2011.

Share-Based Compensation

We account for share-based compensation by measuring all employee share-based compensation awards using a fair-value method and record such expense in the consolidated financial statements over the requisite service period.  Although share appreciation rights, restricted shares, unrestricted shares, deferred share units and performance awards may be granted under our incentive plans, the Committee has only historically granted stock options.  Accordingly, the information set forth below relates solely to stock options.

Total shared-based compensation cost recognized in 2011, 2010 and 2009 is as follows:

	Years Ended December 31,
	2011	2010	2009
Sales and marketing	$939,139	$703,876	$511,301
Research and development	580,331	551,934	457,464
General and administrative	976,160	997,920	987,292
Total compensation cost recognized	$2,495,630	$2,253,730	$1,956,057

Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant. Option awards generally have a term of 10 years and vest and become exercisable over a four-year service period.

The fair value of each share-based award is estimated on the grant date using the Black-Scholes-Merton (“BSM”) option-pricing model. Expected volatilities are based on the historical volatility of the Company’s stock price. The expected term for options granted in 2011, 2010 and 2009 was calculated based upon the historical term of the Company’s option grants and review of the terms of the Company’s peers.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury interest rates in effect at the time of grant. The fair value of options granted was estimated using the following weighted-average assumptions:

	Years Ended December 31,
	2011	2010	2009
Expected term (in years)	3.90	3.80	4.23
Expected volatility	50%	49%	54%
Risk-free interest rate	0.83%	1.09%	1.96%
Dividend yield	0.00%	0.00%	0.00%

The following table summarizes the weighted-average fair value of stock options granted and the total intrinsic value of stock options exercised during the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
Weighted-average fair value at date of grant	$2.94	$3.40	$2.86
Intrinsic value of options exercised	$1,010,704	$1,104,364	$464,136

A summary of option activity under the stock option plans and changes during the year ended December 31, 2011 is presented below:

		Weighted-Average
	Shares	Exercise Price	Remaining Contractual Term (in Yrs)	Aggregate Intrinsic Value
Outstanding, January 1, 2011	4,643,393	$6.68
Granted	844,300	7.56
Cancelled/Forfeited	(211,010)	7.62
Exercised	(347,856)	4.60
Outstanding, December 31, 2011	4,928,827	$6.94	6.66	$34,214,388
Options exercisable, December 31, 2011	2,924,063	$6.43	5.18	$18,793,143

A summary of the activity of the Company’s non-vested shares during the year ended December 31, 2011 is presented below:

				Remaining
		Weighted-Average		Unrecognized
	Shares	Grant Date Fair Value	Remaining Years to Vest	Compensation Cost
Nonvested, January 1, 2011	2,154,450	$3.13
Granted	844,300	2.94
Vested	(793,563)	3.42
Forfeited	(200,423)	3.59
Nonvested, December 31, 2011	2,004,764	$3.06	3.95	$5,817,481

The following table summarizes information concerning currently outstanding and exercisable options at December 31, 2011.

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Exercisable As of 12/31/2011	Weighted Average Exercise Price
$1.91–$3.80	155,225	0.74	$2.60	155,225	$2.60
$3.81–$5.70	1,174,960	5.19	4.90	1,013,583	4.91
$5.71–$7.60	1,858,394	6.92	6.62	1,075,957	6.51
$7.61–$9.50	1,590,148	8.11	8.92	539,086	9.14
$9.51–$11.40	150,100	5.78	10.52	140,212	10.58
	4,928,827	6.66	$6.94	2,924,063	$6.43

7. Segment Information

The Company’s revenue is solely derived from licensing related revenue. The following schedule presents the Company’s revenue by geographic area. For product sales, revenue is allocated based on the country to which product was shipped. Licensing-related revenue is summarized based on the location of the licensee’s corporate headquarters. For product and online sales, revenue is allocated to the United States region. The China region includes all licensees with their corporate headquarters located in mainland China. The Asia Pacific region includes all licensees with their corporate headquarters located in Taiwan, Hong Kong, and India.

	Years Ended December 31,
	2011	%	2010	%	2009	%
Geographic Area Revenue:
Korea	$13,928,964	42%	$13,691,746	44%	$11,551,403	46%
United States	9,288,844	28	7,465,114	24	6,440,033	26
Asia Pacific	3,196,023	10	2,482,756	8	647,220	3
Japan	2,813,254	9	4,930,915	16	4,375,139	17
China	2,699,035	8	2,033,444	6	1,548,496	6
Europe	944,039	3	616,414	2	402,286	2
Total	$32,870,159	100%	$31,220,389	100%	$24,964,577	100%

8. Revolving Line of Credit

On August 12, 2010, we entered into a Revolving Credit Agreement (collectively with the Revolving Credit Note and related documents, the “Loan Documents”) with U.S. Bank N.A.  The Loan Documents provide the Company with a $5.0 million revolving line of credit, which is available until June 30, 2012, to be used for working capital purposes.  As of December 31, 2011, the Company has not borrowed from the revolving line of credit.

9. Employee Benefit Plan

The Company’s employees based in the United States may participate in a salary deferral plan (the “401(k) Plan”), pursuant to which eligible employees can contribute up to 75% of their eligible compensation. The Company also may contribute on a discretionary basis. The Company’s matching contribution vests ratably over a four year period. During the years ended December 31, 2011, 2010 and 2009, the Company contributed approximately $228,251, $197,513 and $153,141, respectively, to the 401(k) Plan.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
For the year ended December 31, 2011:
Allowance for doubtful accounts	$46,687	$34,079	$—	$80,766
For the year ended December 31, 2010:
Allowance for doubtful accounts	$47,527	$—	$840	$46,687
For the year ended December 31, 2009:
Allowance for doubtful accounts	$—	$60,000	$12,473	$47,527